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                                                                     EXHIBIT 5.1



                           [PAUL HELDMAN'S LETTERHEAD]


                                                 January 12, 1999

Board of Directors
The Kroger Co.
1014 Vine Street
Cincinnati, Ohio  45202

            RE: The Kroger Co. Registration Statement on Form S-4

Ladies and Gentlemen:

     I am Senior Vice President, Secretary and General Counsel of The Kroger Co., an Ohio corporation (the "Company"). I have assisted in the preparation of the above-referenced Registration Statement on Form S-4, as amended by Amendment No. 1 thereto, filed by the Company with the Securities and Exchange Commission (the "Commission") on November 6, 1998 (the "Registration Statement") in connection with the Company's registration under the Securities Act of 1933, as amended (the "1933 Act"), of up to 170,000,000 shares of Common Stock, par value $1.00 per share, of the Company, and associated Preferred Stock Purchase Rights pursuant to the Company's Warrant Dividend Plan in connection with the issuance of Common Stock (the "Securities"). The Securities are being registered in connection with the merger of Jobsite Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, with and into Fred Meyer, Inc., a Delaware corporation, pursuant to an Agreement and Plan of Merger, dated as of October 18, 1998, among the Company, Merger Sub, and Fred Meyer (the "Agreement"). The Securities are described in the Proxy Statement/Prospectus (the "Prospectus") included in the Registration Statement, to which this opinion is an exhibit.

     I have examined the originals, or certified, conformed or reproduction copies of records, agreements, instruments and documents such as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all of the examinations, I have assumed the genuineness of all signatures (other than the signatures of officers and directors of the Company) on original or certified copies and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to the opinions, I have relied upon statements or certificates of officers or representatives of the Company and others.

     To the extent it may be relevant to the opinions expressed herein, I have assumed that parties to agreements other than the Company have the power and authority to enter
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into and perform the agreements and that the agreements have been duly authorized, executed and delivered by the parties and constitute legal, valid and binding obligations of the parties.

     Based upon the foregoing and subject to the limitations and assumptions set forth herein, I am of the opinion that when the Registration Statement becomes effective under the 1933 Act, the Securities to which the Registration Statement relates will have been duly authorized and, when executed, countersigned by the transfer agent, and delivered in accordance with the terms of the Agreement in connection with the Merger as contemplated by the Agreement, including the approval of the issuance of the Securities by the shareholders of the Company's common stock, will be validly issued, fully paid and non-assessable.

     The opinions expressed herein are limited to the laws of the State of Ohio and federal laws of the United States of America.

     I hereby consent to your filing of this opinion as an exhibit in the Registration Statement and to the reference to me in the Registration Statement as having passed upon the validity of the Securities offered thereby on behalf of the Company. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                            Very truly yours,


                                            /s/ Paul W. Heldman
                                            Paul W. Heldman